Exhibit 5.3

[Letterhead of McCann FitzGerald, Dublin Office]

BYC\28472976.2	6 April 2018
To the addressees set out in Schedule 1 (collectively, the “Addressees”)

Private and Confidential

Dear Sirs

We have acted as special Irish counsel to AerCap Ireland Capital Designated Activity Company (“AICD”) and AerCap Ireland Limited (“AIL”) (each a “Company” and together, the “Companies”) in connection with the provision of this opinion letter to you in relation to certain Irish law matters set out in this Opinion on the Documents as defined below.

1.	Documents examined, interpretation

1.1	For the purposes of this opinion letter, we have examined copies of:

(a)	the documents listed in Schedule 2 hereto, collectively the “Documents”; and

(b)	the following additional documents (the “Additional Documents”):

(i)	a Certificate of a director of each Company dated 6 April 2018 (the “Certificates”); and

(ii)	the results of searches made by independent law searchers on our behalf at the Companies Registration Office, Dublin, the Petitions Section and Judgments Office of the Central Office of the Irish High Court on 6 April 2018 against the Companies (together the “Searches”), we have assumed that no circumstances or events have occurred between the dates on which the Certificates and Searches were given or made (none having being brought to our attention) which would cause us to cease to rely on the Certificates and Searches. We have not conducted searches in any Office of the Circuit Court notwithstanding that the Circuit Court has jurisdiction to appoint an examiner but in this regard we have relied on the representations contained in the Certificates of the Companies.

1.2	Scope of opinion

This opinion letter speaks only as of its date and is limited to the matters stated herein and does not extend, and is not to be read as extending by implication, to any other matters.

In particular:

(i)	save as expressly stated herein, we express no opinion on the effect, validity, or enforceability of or the creation or effectiveness of any document;

(ii)	we express no opinion on the contractual terms of any document other than by reference to the legal character thereof under the laws of Ireland;

(iii)	we express no opinion as to the existence or validity of, or the title of any person to, any of the assets which are, or purport to be sold, transferred, exchanged, assigned or otherwise dealt with under the Documents or as to whether any assets are marketable and/or are capable of being so dealt with free of any equities or of any security rights or interests which may have been created in favour of any other person;

(iv)	we have made no investigation of, and express no opinion on, the laws, or the effect on the Documents and the transactions contemplated thereby of the laws, of any country or jurisdiction other than Ireland, and this opinion is strictly limited to the laws of Ireland as in force on the date hereof and as currently applied by the courts (excluding any foreign law to which reference may be made under the rules of Irish private international law). We have assumed without investigation that, insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Documents or the transactions contemplated by the Documents;

(v)	we express no views or opinions on matters relating to tax;

(vi)	we express no views or opinions as to matters of fact; and

(vii)	we have not for the purpose of this opinion letter examined any other drafts and/or copies of any contract, instrument or document entered into by or affecting the Companies or any other persons, or any corporate records of the Companies or any other person, except the Documents and the Additional Documents; and (except as expressly set out herein) we have not made any other enquiries or searches concerning the Companies or any other person for the purposes of this opinion letter.

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1.3	This opinion letter is governed by, and is to be construed in accordance with the laws of Ireland as at the date hereof and is subject to the exclusive jurisdiction of the courts of Ireland. Except as otherwise expressly stated herein, the opinions expressed herein are given on the basis of and subject to the foregoing and the matters set out in part 2 (Assumptions) and part 3 (Reservations and Qualifications).

1.4	By giving this opinion letter we assume no obligation to inform any Addressee of any future change in law (including any change in interpretation of law) or to update this opinion letter at any time in the future.

1.5	This opinion letter is solely for the purpose of the Registration Statement and may not, save as set out in 1.6 below, be disclosed without our prior written consent.

1.6	The contents of this opinion letter may be disclosed, without our prior written consent, to a banking or other regulatory or supervisory authority, acting in its capacity as regulator of any Addressee and, such disclosure may only be made on the basis:

(a)	that it is to be kept confidential and is for the purposes of information only;

(b)	on the strict understanding that we assume no responsibility to them as a result or otherwise; and

(c)	that none of such persons may rely on this opinion letter for their own benefit or for that of any other person.

1.7	We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to us in the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not admit that or express any views on whether we are within the category of persons whose consent is required under the Securities Act, or the rules and regulations of the SEC thereunder nor shall we incur any liability solely as a result of the public filing of this Opinion with the SEC. Except as provided in paragraphs 1.5 and 1.6 and in this paragraph 1.7, this opinion may not be (in whole or in part) used, copied, circulated or relied upon by any party or for any other purpose without our prior written consent.

1.8	In providing this opinion, we have acted for the Companies and no other person, whether or not an Addressee of this Opinion. This Opinion is provided by us to the Addressees and can only be used by Addressees other than the Companies (the “Other Addressees”), strictly subject to and on the basis of the following:

(a)	we expressly reserve the right to represent the Companies (if all or any of them so request) in relation to any matters affecting any of the matters which are the subject of or connected with this Opinion at any time in the future (whether or not the Other Addressees retain separate advisers on any such matter) and by the Other Addressees relying or using this Opinion, the Other Addressees accept and confirm that we do and will not have any conflict of interest in relation to such representation;

(b)	other than the provision of this Opinion only, we have no obligation to advise the Other Addressees on any of the matters referred to in or connected with this Opinion;

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(c)	the provision of this Opinion to the Other Addressees does not create or give rise to any client relationship between us and the Other Addressees;

(d)	that other than the provision of this Opinion only, we have not advised the Other Addressees in relation to the Documents or the transactions contemplated thereby or assisted the Other Addressees in any way in relation to those documents and transactions; and

(e)	other than as a direct result of the provision of this Opinion, we have no and do not accept any duty of care to the Other Addressees in relation to the matters opined on or connected with this Opinion.

1.9	In giving this Opinion, we have relied upon:

(a)	the Certificates and the statements made therein, together with the attachments thereto, and this Opinion is expressly given upon the terms that the information disclosed thereby has not changed since the date thereof and that no further investigation or diligence whatsoever in respect of any matter referred to, or the statements made, in a Certificate (or in the attachments thereto) is required of us by you; and

(b)	the results of the Searches.

1.10	In this opinion letter:

(a)	“Minutes” means the minutes of a meeting of the board of directors of each Company held on 16 April 2014, 12 September 2014, 21 May 2015, 18 September 2015, 13 May 2016 and 9 December 2016;

(b)	“Statutory Declarations” means the statutory declarations of a majority of the directors of each Company dated 16 April 2014, 12 September 2014 and 21 May 2015;

(c)	“Directors’ Declaration” means the directors’ declarations of a majority of the directors of each Company dated 18 September 2015, 13 May 2016 and 9 December 2016; and

(d)	“Special Resolutions” means the special resolution of the sole member of each Company dated 16 April 2014, 12 September 2014, 21 May 2015, 18 September 2015, 13 May 2016 and 9 December 2016 approving the giving of the financial assistance referred to in the Statutory Declaration or Directors’ Declaration, as applicable, of such Company.

2.	Assumptions

In considering the Documents and in rendering this opinion letter, we have without further enquiry, assumed that as of the date hereof:

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Authenticity and Completeness of Documents

(a)	the authenticity and completeness of all documents submitted to us as originals; the completeness and conformity to the originals of all copy (including facsimile or pdf copy) documents, certificates, letters, resolutions, powers of attorney, documents, permissions, minutes, authorisations (including without limitation, the Minutes, the Special Resolutions the Statutory Declarations and the Directors’ Declarations) and all other copy documents of any kind furnished to us; and the authenticity and completeness of the originals of any such copies (including facsimile or pdf copies) examined by us;

(b)	the genuineness of all signatures and seals on documents originals or copies of which have been examined by us; that the Documents have been duly and unconditionally delivered by all parties thereto (other than the Companies) on the respective dates therein stated; and that all escrow or similar arrangements, agreements or understandings in connection with the Documents and all conditions required to be met before the Documents and/or any obligation thereunder are or are deemed to be or have been delivered and/or made effective, have been met and satisfied;

(c)	that the copies produced to us (including copies annexed to the Certificates) of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings at such meetings and/or the subject matter which they purport to record; that any meetings referred to therein were duly convened and held, that those present at any such meetings acted bona-fide throughout, that all resolutions set out in such copies were duly passed and that no further resolutions have been passed, or corporate or other action taken, which would or might alter the effectiveness thereof and in this regard we refer to the Certificates;

(d)	that where a document has been examined in draft or specimen form it has been executed in the form of that draft or specimen as examined by us;

(e)	the completeness and accuracy as of the date hereof of:

(i)	all statements in, and attachments to, the Certificates;

(ii)	representations contained in the Documents as to matters of fact, and matters of law other than Irish law; and

(iii)	the results of the Searches; and that further searches would not reveal any circumstances which would affect this opinion letter;

(f)	that:

(i)	the copies produced to us of minutes of meetings (including, without limitation, each set of Minutes) and/or resolutions (including, without limitation, each Special Resolution) are true copies and correctly record the proceedings at such meetings and/or the subject matter which they purport to record;

(ii)	any meetings referred to in such copies were duly convened and held;

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(iii)	at all times during such meetings there were sufficient members present to ensure a quorum;

(iv)	those present at any such meetings acted bona fide throughout;

(v)	all resolutions set out in such copies were duly passed; and

(vi)	no further resolutions have been passed, or corporate or other action taken which would or might alter the effectiveness thereof;

The Documents and related documentation

(g)	that the directors of each Company in authorising the entry into and the execution and the performance of, the Documents to which it is a party have exercised their powers in good faith in the interests of such Company, its shareholders, creditors and employees, and have used due skill, care and diligence in considering and approving the matters before them;

(h)	that the Documents have been entered into by the parties thereto for bona fide commercial purposes, on an arm’s-length basis having regard to the relationship of the parties and for their respective corporate benefit;

(i)	an absence of fraud, bad faith, undue influence, coercion, mistake or duress on the part of any party to the Documents or their respective employees, agents, directors or advisers;

(j)	that the warranties and representations set out in the Documents (other than warranties and representations as to matters of Irish law upon which we have opined in this opinion letter), are true and accurate at the date at which they are expressed to be made;

(k)	that there are no agreements or arrangements in existence or contemplated between the parties (or any of them) to the Documents which have not been disclosed to us and which in any material way amend, add to or vary the terms or conditions of the Documents, or the respective rights and interests of the parties thereto, or create any rights over any property the subject matter of the Documents; that there are no contractual or similar restrictions binding on the parties which would affect the conclusions in this Opinion;

Searches

(l)	the accuracy and completeness of the results of the Searches, that the information disclosed by the Searches was up to date and that the information contained in the Searches has not, since the date and time the Searches were made, been altered and that there was no information which had been delivered for registration or filing that did not appear in the relevant records or files at the time the Searches were made;

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Certificates

(m)	the accuracy and completeness of the statements contained in the Certificates and of the documents attached to the Certificates as at the date given and on the date of this Opinion;

Solvency

(n)	that each Company is not and will not be as a result of the transactions contemplated by the Documents, insolvent or unable to pay its debts, or deemed to be so under any applicable statutory provision or law, as at (i) the date of execution of the Documents to which it is party, (ii) the effective date of the Documents to which it is party or (iii) the date of this Opinion;

All Parties

(o)	the due performance of the Documents by all parties (other than the Companies with respect to the matters that are the subject of this Opinion) thereto;

(p)	that each of the parties to the Documents, other than the Companies:

(i)	has been duly incorporated and is validly existing and has all necessary capacity and power, and has obtained all necessary consents, licences and approvals (governmental, regulatory, legal or otherwise) to enter into the Documents and to perform its respective obligations thereunder; and

(ii)	has validly authorised entry into, and has duly executed, the Documents to which it is party;

(q)	that as a matter of all relevant laws (including in particular in relation to the Documents the law expressed therein to be the governing law) other than the laws of Ireland:

(i)	all obligations under the Documents are valid, legally binding upon, and enforceable in accordance with their terms against, the respective parties thereto; that the choice of governing law under the Documents is valid; and, insofar as is relevant to any matter opined on herein, that words and phrases used therein have the same meaning and effect as they would if such documents were governed by Irish law; and

(ii)	all consents, approvals, notices, filings, recordations, publications, registrations and other steps necessary in order to permit the execution, delivery or performance of the Documents or to perfect, protect or preserve any of the interests created by the Documents, have been obtained, made or done or will be obtained, made or done within any relevant permitted period(s);

(r)

that, other than as disclosed in the Certificates and the Searches, none of the parties to the Documents and/or any document referred to therein (in each case other than the Companies) has taken any corporate or other action nor have any steps been taken or legal proceedings been started against any of such parties for the liquidation, winding-up, dissolution, striking-off, examination, reorganisation, or administration of, or for the appointment of a liquidator, receiver, trustee, examiner,

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administrator, administrative receiver or similar officer to, any of such parties or all or any of its assets and that none of such parties is or was at the date of execution or the effective date of any of such documents or will as a result of the transactions contemplated by such documents become insolvent, unable to pay its debts, or deemed unable to pay its debts under any relevant statutory provision, regulation or law, or has been dissolved; and that no event similar or analogous to any of the foregoing has occurred or will occur as a result of the transactions contemplated by such documents in relation to any of them under the laws of any jurisdiction applicable to any of such parties;

Financial Transfer Restriction

(s)	that the transactions and other matters contemplated by the Documents are not and will not be affected by:

(i)	any financial restrictions or asset freezing measures arising from orders made by the Minister for Finance under the Financial Transfers Act 1992, the Criminal Justice (Terrorist Offences) Acts 2005-2015 or the European Communities Act 1972 to 2012 or European Communities Regulations having direct effect in Ireland. Regulations and orders which have been made under the aforementioned Acts, and which are in effect at the date of this opinion, impose restrictions on financial transfers involving residents of certain countries and certain named individuals and certain entities arising from the implementation in Ireland of United Nations and EU sanctions; or

(ii)	any directions or orders made under the Criminal Justice (Terrorist Offences) Acts 2005 – 2015 and/or Criminal Justice (Money Laundering and Terrorist Financing) Acts 2010 and 2013, which Acts transpose into Irish law the European Union Directive 2005/60/EC of the European Parliament and the Council of 26 October 2005; or

(iii)	any exchange control restrictions of any member of the International Monetary Fund that are maintained or imposed consistently with the Articles of Agreement of the International Monetary Fund.

Group Companies

(r)	that AerCap Holdings N.V. (“AerCap N.V.”) is the ultimate holding company (within the meaning of Section 8 of the Companies Act 2014) of each of AIL and AICD and accordingly AIL, AICD and AerCap N.V. are members of the same group of companies consisting of a holding company and its subsidiaries for the purposes of the Companies Acts 2014;

Insurance Legislation

(s)	in considering the application of the Insurance Acts, 1909 to 2015, regulations made thereunder and regulations relating to insurance under the European Communities Acts, 1972 - 2012, that each of AIL and AICD is a subsidiary of AerCap N.V.; and

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(t)	Neither AICD nor AIL has received or will receive any remuneration in connection with any guarantee indemnity or similar payment obligation given by AIL or AICD under the terms of the Documents.

Securities Laws

(u)	none of the parties to the Documents have taken or will take any action that has, or might reasonably be expected to, violate any applicable market abuse or other securities laws of any jurisdiction (including, in the case of Ireland, the provisions of the Market Abuse Regulation (EU 596/2014) and the Market Abuse Directive (2014/57/EU) and transposing legislation and any rules issued under section 1370 of the Companies Act 2014 by the Central Bank of Ireland);

(v)	any admission to trading or listing (or any application made therefor) of the Debt Securities (or interests in them) on any market, whether a regulated market or not, in Ireland or elsewhere (and including the Global Exchange Market of the Irish Stock Exchange) will be for the purposes of any of paragraphs (a) to (e) of section 68(3) of the Companies Act 2014.

Issue of Debt Securities

(w)	that the Debt Securities have minimum denominations in excess of €100,000 or its equivalent in another currency (including US dollars) and are executed, authenticated and issued by AICD as Irish Issuer and AerCap Global Aviation Trust (“AGAT”) as US Issuer;

Financial Assistance

(x)	that no person who has been appointed or acts in any way, whether directly or indirectly, as a director or secretary of, who has been concerned in or taken part in the promotion of, any Company has been the subject of a declaration under Section 150 (Restriction) or Section 160 (Disqualification of certain persons from acting as directors or auditors of or managing companies) of the Companies Act 1990 and neither Company nor any of their directors or secretary is a company or person to which Chapter 3 (Restrictions on directors of insolvent companies), Chapter 4 (Disqualification generally) or Chapter 5 (Disqualification and restriction undertakings) of Part 14 (Compliance and Enforcement) of the Companies Act 2014 applies;

(y)	a copy of each Statutory Declaration and Directors’ Declaration, as applicable, has been delivered to the Registrar of Companies within 21 days of the date on which the financial assistance referred to therein was given. We confirm that that the Statutory Declarations dated 16 April 2014, 12 September 2014 and 21 May 2015 and the Directors’ Declarations dated 18 September 2015, 13 May 2016 and 9 December 2016 were delivered to the Registrar of Companies within the statutorily prescribed period;

(z)	that the opinions and matters respectively sworn in each Statutory Declaration were when sworn and given, and now remain, true and accurate and complete and are not misleading or incorrect in any respect;

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(aa)	that the opinions and matters declared in each Directors’ Declaration were when given, and now remain, true and accurate and complete and are not misleading or incorrect in any respect;

(bb)	in relation to each Company:

(i)	that the directors whose identities and signatures appear on each Statutory Declaration and Directors’ Declaration, as applicable, were a majority of the directors of such Company when the Statutory Declarations and Directors’ Declarations were made;

(ii)	that the Statutory Declarations were sworn, at the meetings of the board of directors referred to in the Minutes, before a solicitor who holds a practising certificate (which is in force) issued by the Law Society of Ireland;

(iii)	that, as at the time when the Special Resolution of such Company was passed, the shareholder(s) who signed such Special Resolution were the only persons entitled to attend and vote at any general meeting of such Company and that there was no other person who was entitled to attend and vote at any general meeting of such Company;

(iv)	the person(s) who signed the Special Resolution relating to such Company on behalf of the shareholder(s) of such Company were duly authorised representatives of such shareholder(s);

(v)	that a copy of (i) the signed and sworn Statutory Declaration of a majority of the directors of such Company or, (where applicable), (ii) the signed Directors’ Declaration of a majority of the directors of such Company, was attached to the Special Resolution of such Company prior to its execution on behalf of the shareholder(s) of such Company; and

(vi)	there are no other facts and there is no other information in relation to the giving of financial assistance by the Companies of which we do not have actual knowledge (being the actual knowledge of Hilary Marren and Bree Collins, the lawyers in this firm who have acted on behalf of the Companies).

3.	Reservations and qualifications

3.1	The opinions expressed in this opinion letter are subject to the following reservations and qualifications:

Documents

(a)	Provisions in the Documents imposing additional obligations in the event of breach or default, or of payment or repayment being made other than on an agreed date, may be unenforceable to the extent that they are subsequently adjudicated to be penal in nature, but, the fact that any payment is held to be penal in nature would not, of itself, prejudice the legality or validity of any other provision contained in the Documents which does not provide for the making of such payment.

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(b)	Provisions in the Documents that calculations or certifications or acknowledgements are to be conclusive and binding will not necessarily prevent judicial enquiry by the Irish courts into the merits of any claim by a party claiming to be aggrieved by such calculations, certifications or acknowledgements; nor do such provisions exclude the possibility of such calculations, certifications or acknowledgements being amended by order of the Irish courts.

(c)	To the extent that the Documents vest a discretion in any party, or provide for any party determining any matter in its opinion, the exercise of such discretion and the manner in which such opinion is formed and the grounds on which it is based may be the subject of a judicial enquiry and review by the Irish courts.

(d)	The effectiveness of terms in the Documents exculpating a party from a liability or a legal duty otherwise owed are limited by law including insofar as the liability of trustees are concerned by section 422 of the Companies Act 2014.

(e)	Provisions of the Documents providing for severance of provisions due to illegality, invalidity or unenforceability thereof may not be effective, depending on the nature of the illegality, invalidity or unenforceability in question.

Enforceability/Binding Nature of Obligations

(f)	The description of obligations as “enforceable” or “binding” refers to the legal character of the obligations in question. It implies no more than that they are of a character which Irish law recognises and enforces. It does not mean that the Documents will be binding or enforced in all circumstances or that any particular remedy will be available. Equitable remedies, such as specific performance and injunctive relief, are in the discretion of the Irish courts and may not be available to persons seeking to enforce provisions in the Documents. More generally, in any proceedings to enforce the provisions of the Documents, the Irish courts may require that the party seeking enforcement acts with reasonableness and good faith. Enforcement of the Documents may also be limited as a result of (i) the provisions of Irish law applicable to contracts held to have become frustrated by events happening after their execution and (ii) any breach of the terms of the Documents by the party seeking to enforce the same.

(g)	Any person who is not a party to the Documents may not be able to enforce any provision thereof which is expressed to be for the benefit of that person.

(h)	The obligations of each Company under the Documents are subject to all insolvency, bankruptcy, liquidation, receivership reorganisation, moratorium, examinership, trust schemes, preferential creditors, fraudulent disposition, improper transfer and other similar laws or regulations relating to or affecting creditors’ rights generally.

(i)	Where an obligation is to be performed outside Ireland under the Documents, it may not be enforceable in Ireland to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction.

(j)	Any judgment of the Irish courts for moneys due under the Documents may be expressed in a currency other than euro but the order may issue out of the Central

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Office of the High Court expressed in euro by reference to the official rate of exchange prevailing on or very shortly before the date of application for judgement. In addition, in a winding-up in Ireland of an Irish incorporated company, all foreign currency claims must be converted into euro for the purposes of proof. The rate of exchange to be used to convert foreign currency debts into euro for the purposes of proof in a winding-up is the spot rate as of, in the case of a compulsory winding-up either the date of commencement of the winding-up (presentation of the petition for winding-up or earlier resolution for winding-up) or of the winding-up order and in the case of a voluntary winding-up on the date of the relevant winding-up resolution.

(k)	An Irish court may refuse to give effect to a purported contractual obligation to pay costs arising from unsuccessful litigation brought against that party and may not award by way of costs all of the expenditure incurred by a successful litigator in proceedings before that court.

(l)	Claims against a Company may be or become the subject of set-off or counterclaim and any waiver of those or other defences available to such Company may not be enforceable in all circumstances.

(m)	Currency indemnities contained in the Documents may not be enforceable in all circumstances.

Statutes of Limitation

(n)	Claims against a Company may become barred under relevant statutes of limitation if not pursued within the time limited by such statutes.

Searches

(o)	The failure of the Searches to reveal evidence that a Company has passed a voluntary winding-up resolution, that a petition has been presented or order made by a court for the winding-up of, or appointment of an examiner to a Company or a receiver or similar officer has been appointed in relation to any of its assets or revenues is not conclusive proof that no such event has occurred, in particular:

(i)	the Searches may not have revealed whether a petition for winding-up or the appointment or any examiner had been presented;

(ii)	notice of a resolution passed, a winding-up order made or the appointment of a receiver or examiner may not have been filed at the Irish Companies Office immediately;

(iii)	it has been assumed that the information disclosed by the Searches was accurate and that no information had been delivered for registration that was not on the file at the time the Searches were made;

(iv)	the position may have changed since the time the Searches were made; and

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(v)	searches have not been undertaken in any Office of the Circuit Court, notwithstanding that the Circuit Court has jurisdiction with respect to the examinership of certain companies.

Offer or Sale of Debt Securities in Ireland

(p)	The underwriting or placement of Debt Securities in or involving Ireland by an Addressee or another person must be in conformity with the provisions of the Companies Act 2014 and the European Union (Markets in Financial Instruments) Regulations 2017, Directive 2014/65/EU of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments, Regulation (EU) No 600/2014 of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments and amending Regulation (EU) No 648/2012 and all implementing measures, delegated acts and guidance in respect thereof (together, ‘MiFID II’), and the provisions of the Investor Compensation Act 1998.

(q)	An offer of Debt Securities to the public in Ireland or seeking their admission to trading on a regulated market situated or operating in Ireland by an Addressee or another person must be in conformity with the provisions of the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland and any rules issued under section 1363 of the Companies Act 2014 by the Central Bank of Ireland.

(r)	To the extent they may apply, underwriting, placing or otherwise acting in Ireland in respect of the Debt Securities by an Addressee or another person must be in conformity with the provisions of the Market Abuse Regulation (EU 596/2014) and the Market Abuse Directive (2014/57/EU) and transposing legislation and any rules issued under section 1370 of the Companies Act 2014 by the Central Bank of Ireland, the Companies Act 2014, the Central Bank Acts 1942 to 2015 and any codes of conduct rules made under Section 117 (1) of the Central Bank Act 1989.

4.	Opinion

Other than as described in Section 1 above, under the assumptions set out at Section 2 above and the reservations set out in Section 3 above and to any matters or documents not disclosed to us, we are of the opinion as follows:

4.1	Due Incorporation

AICD is duly incorporated and validly existing under the laws of Ireland as a designated activity company with limited liability and AIL is duly incorporated and validly existing under the laws of Ireland as a private company limited by shares and, in each case the Searches revealed no order, resolution or petition for the winding-up of or for the appointment of an examiner over any Company and no notice of appointment of a liquidator, receiver or examiner in respect of any Company

4.2	Corporate Capacity

(a)	Each Company has the necessary legal capacity and authority to enter into, deliver and perform its obligations under the Documents to which it is a party;

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(b)	AICD has the necessary legal capacity and authority to issue, enter into, deliver and perform its obligations under the Debt Securities;

(c)	AIL has the necessary legal capacity and authority to enter into and perform its obligations under the Guarantees.

4.3	Corporate Authorisation

(a)	All necessary corporate action has been taken by each Company to authorise the entry into, execution and performance of the Documents to which it is a party;

(b)	All necessary corporate action has been taken by AIL to authorise the granting of and performance under the Guarantees.

4.4	Due Execution

The Indenture (including the Guarantees) to which it is a party have been duly executed by each Company.

Yours faithfully
/s/ McCann FitzGerald
McCann FitzGerald

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SCHEDULE 1

Addressees

The Companies

Cravath, Swaine & Moore LLP

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SCHEDULE 2

Documents

1.	Form F-3 registration statement filed by AICD as Irish Issuer and AerCap Global Aviation Trust (“AGAT”) as US Issuer (together, the “Issuers”) and the Guarantors with the Securities and Exchange Commission of the United States of America (“SEC”) on 6 April 2018 (the “Registration Statement”) in accordance with the requirements of the Securities Act of 1933 (as amended) of the United States of America (the “Securities Act”) relating to the proposed issuance and offer, from time to time, of an indeterminate number of Debt Securities (the “Debt Securities”) each to be guaranteed (the “Guarantees”) on a senior unsecured basis by AIL on the terms and subject to the conditions set forth in the Indenture; and

2.	Indenture dated 14 May 2014 among AGAT, AerCap Ireland Capital Limited (the former registered name of AICD), the guarantors party thereto (including AIL) (the “Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”) (the “Original Indenture”), as supplemented by the Fifth Supplemental Indenture among AICD, as Irish Issuer, the Guarantors and the Trustee (the “Fifth Supplemental Indenture”) and the Tenth Supplemental Indenture among AICD, as Irish Issuer, the Guarantors and the Trustee (the “Tenth Supplemental Indenture”). The Original Indenture as supplemented by the Fifth Supplemental Indenture and the Tenth Supplemental Indenture and as further supplemented, amended and varied from time to time, is collectively the “Indenture”.

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